Exhibit 99.1

TScan Therapeutics Reports First Quarter 2022 Financial Results and Upcoming Anticipated Milestones

Preclinical data to be presented at the American Society of Gene & Cell Therapy 25th Annual Meeting; virtual KOL event following the conference

Phase 1 umbrella trial for leukemia program on track to initiate in the first half of 2022

Ended the first quarter with cash and cash equivalents of $140.8 million, funding operations into 2024

WALTHAM, Mass., May 9, 2022 -- TScan Therapeutics, Inc. (Nasdaq: TCRX), a clinical-stage biopharmaceutical company focused on the development of T cell receptor (TCR) engineered T cell therapies (TCR-T) for the treatment of patients with cancer, today reported financial results for the first quarter ended March 31, 2022, and noted key upcoming anticipated milestones.

“This year will mark our transition to the clinic, as we prepare to enroll patients in our Phase 1 umbrella trial focused on the prevention of relapse in leukemia patients undergoing HCT. We plan to present data from the first dose cohort of the two treatment arms by the end of 2022,” said David Southwell, President and Chief Executive Officer. “Additionally, we’re excited to share preclinical data on our solid tumor programs at the upcoming ASGCT meeting. Following these presentations, we look forward to hosting our KOL event, which will describe how multiplexing across shared cancer targets and HLA types can help overcome resistance in solid tumors.”

Recent Corporate Highlights

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The Company will present two poster presentations and one oral presentation at the upcoming American Society of Gene & Cell Therapy (ASGCT) 25th Annual Meeting being held both in Washington, D.C. and virtually May 16-19, 2022. Following the presentations, TScan will host a virtual KOL event featuring Kai Wucherpfennig, M.D., Ph.D., Chair, Cancer Immunology and Virology and Director, Center for Cancer Immunology Research at the Dana-Farber Cancer Institute, Professor of Neurology, Brigham and Women’s Hospital and Harvard Medical School, and Associate Member, Broad Institute of MIT and Harvard, on Thursday, May 19th at 4:30 p.m. ET to discuss the presentations, the potential advantages of multiplexing in TCR therapy, and the clinical plans for the Company’s solid tumor program. A link to the live event can be found here, and will remain archived on the Company’s website at ir.tscan.com.

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The Company has grown its leadership team with the appointment of Leiden Dworak as Vice President, Finance. Mr. Dworak brings to TScan 15 years of experience in financial infrastructure implementation for clinical and manufacturing operations in the biotechnology and life sciences industries. Most recently, Mr. Dworak was Vice President, Head of Financial Planning and Analysis and Business Operations at AVROBIO, Inc. Prior to that, Mr. Dworak held positions of increasing responsibility in leading companies including Moderna, Inc., Merrimack Pharmaceuticals, Inc., SeraCare Life Sciences Inc. (now LGC Clinical Diagnostics, Inc.), and Boston Scientific Corporation. Mr. Dworak is a certified public accountant (CPA), inactive non-reporting license, and earned an MBA from Indiana University, Bloomington, Indiana.

Upcoming Anticipated Milestones

Leukemia Programs: TScan’s two lead leukemia TCR-T therapy candidates, TSC-100 and TSC-101, are designed to target HA-1 and HA-2, respectively, and treat patients with hematologic malignancies who are undergoing allogeneic hematopoietic cell transplantation.

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Initiate Phase 1 umbrella trial for TSC-100, with plans to enroll patients in the first half of 2022 in the TSC-100 and standard-of-care arms.

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As previously disclosed, the FDA placed a clinical hold on the IND for TSC-101 in January 2022. The Company has since received written communication from the FDA asking for additional assessment of the potential for off-tumor reactivity in certain tissues. TScan is working with the agency to resolve its questions as quickly as possible. Pending acceptance from the FDA regarding the IND for TSC-101, the Company will then initiate the TSC-101 arm of this trial in the same patient population.

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Anticipate presentation of initial clinical data from both treatment arms of the leukemia program at a medical meeting in the second half of 2022.

Solid Tumor Programs: TScan’s TSC-200 series of TCR-T therapy candidates include a combination of known targets, such as HPV16 for TSC-200, PRAME for TSC-203, and MAGE-A1 for TSC-204, as well as targets that are novel antigens for TCR-T therapy, such as those for TSC-201 and TSC-202. To address the resistance mechanisms of tumor heterogeneity and HLA loss, TScan is also developing TCRs for multiple HLAs across its targets and will now designate its TCR programs by their HLA restriction, such that the A*02:01 HLA restriction for the HPV TCR will be known as TSC-200-A02.

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Present initial preclinical data on the TSC-200 series at the ASGCT 25th Annual Meeting.

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Progress IND-enabling studies for the TSC-200 series and submit two IND applications during the second half of 2022. These are expected to include TSC-200-A02 for HPV and TSC-204-C7 for MAGE-A1.

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In 2023, the Company plans to release initial clinical data for the TSC-200 series TCRs, as well as file further INDs for additional programs in this series.

Infectious Disease Program

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Research is continuing into potential T cell focused COVID-19 vaccine constructs utilizing TScan’s novel T cell target discoveries. The Company is currently conducting preclinical studies for this program.

First Quarter 2022 Financial Results

As of March 31, 2022, TScan Therapeutics had cash and cash equivalents of $140.8 million excluding $5.0 million of restricted cash. Based on current operating plans, the Company believes that existing cash and cash equivalents will be sufficient to fund its operating expenses and capital expenditure requirements into 2024.

Revenue for the first quarter ended March 31, 2022, was $3.0 million, compared to $2.0 million for the first quarter ended March 31, 2021 (2021 Quarter). This increase is due to research activities related to TScan’s collaboration agreement with Novartis Institutes for Biomedical Research, on which work began in September 2020.

Research and development expenses for the first quarter ended March 31, 2022, were $14.7 million, compared to $7.3 million for the 2021 Quarter. The increase of $7.4 million was primarily a result of higher payroll expense, as well as higher manufacturing and pre-clinical expenses as the Company transitions to the clinic.

General and administrative expenses for the first quarter ended March 31, 2022, were $4.5 million, compared to $2.6 million for the 2021 Quarter. The increase of $1.9 million in general and administrative expenses was primarily a result of higher payroll expense and certain public company costs that were not present in the 2021 Quarter.

For the first quarter ended March 31, 2022, TScan Therapeutics reported a net loss of $16.2 million, compared to a net loss of $7.9 million for the 2021 Quarter.

As of March 31, 2022, the Company had issued and outstanding shares of 24,060,438 and 24,031,219, respectively.

About TScan Therapeutics, Inc.

TScan is a clinical-stage biopharmaceutical company focused on the development of T cell receptor (TCR) engineered T cell therapies (TCR-T) for the treatment of patients with cancer. The Company’s lead leukemia TCR-T therapy candidates, TSC-100 and TSC-101, are in development for the treatment of patients with hematologic malignancies to eliminate residual leukemia and prevent relapse after hematopoietic stem cell transplantation. The Company is also developing multiplexed TCR-T therapy candidates for the treatment of various solid tumors. The Company has developed and continues to build its ImmunoBank, the Company’s bank of therapeutic TCRs that recognize diverse targets and are associated with multiple HLA types in order to provide a broad array of therapeutic options for patients with various types of solid tumors.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, express or implied statements regarding plans and timing related to the initiation of TScan’s Phase 1 umbrella trial for TSC-100 and TSC-101 and the presentation of initial clinical data; plans and timing related to the presentation of initial preclinical data on the TSC-200 series and the submission of INDs for the TSC-200 series; TScan’s ability to fund its operating expenses and capital expenditure requirements with its cash and cash equivalents; current and future research and development plans or expectations; the structure, timing and success of the Company’s planned preclinical development; the potential benefits of any of the Company’s proprietary platforms or current or future product candidates in treating patients; and the Company’s goals, strategy, business plans and focus, among other things. TScan intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as, but not limited to, “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan,” “on track,” or similar expressions or the negative of those terms. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions, and uncertainties. The express or implied forward-looking statements included in this release are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation: the beneficial characteristics, safety, efficacy, therapeutic effects and potential advantages of TScan’s TCR-T therapy candidates; TScan’s expectations regarding its preclinical studies being predictive of clinical trial results; the timing of the initiation, progress and expected results of TScan’s preclinical studies, clinical trials and its research and development programs; TScan’s plans relating to developing and commercializing its TCR-T therapy candidates, if approved, including sales strategy; estimates of the size of the addressable market for TScan’s TCR-T therapy candidates; TScan’s manufacturing capabilities and the scalable nature of its manufacturing process; TScan’s estimates regarding expenses, future milestone payments and revenue, capital requirements and needs for additional financing; TScan’s expectations regarding competition; TScan’s anticipated growth strategies; TScan’s ability to attract or retain key personnel; TScan’s ability to establish and maintain development partnerships and collaborations; TScan’s expectations regarding federal, state and foreign regulatory requirements; TScan’s ability to obtain and maintain intellectual property protection for its proprietary platform technology and our product candidates; the sufficiency of TScan’s existing capital resources to fund its future operating expenses and capital expenditure requirements; and the effect of the COVID-19 pandemic, including mitigation efforts and political, economic, legal and social effects, on any of the foregoing or other aspects of TScan’s business or operations; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of TScan’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 9, 2022 and any other filings that TScan has made or may make with the SEC in the future. Any forward-looking statements contained in this release represent TScan’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, TScan explicitly disclaims any obligation to update any forward-looking statements.

Contact

Heather Savelle
TScan Therapeutics, Inc.
VP, Investor Relations
857-399-9840
hsavelle@tscan.com

Joyce Allaire
LifeSci Advisors, LLC
Managing Director
617-435-6602
jallaire@lifesciadvisors.com

TScan Therapeutics, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2022	2021
Revenue
Collaboration and license revenue	$ 3,021	$ 2,027
Operating expenses:
Research and development	14,690	7,339
General and administrative	4,494	2,606
Total operating expenses	19,184	9,945
Loss from operations	(16,163)	(7,918)
Other income	7	6
Net loss	$ (16,156)	$ (7,912)
Net loss per share, basic and diluted	$ (0.67)	$ (6.49)
Weighted average common shares outstanding—basic and diluted	23,974,642	1,218,909

TScan Therapeutics, Inc.
Condensed Consolidated Balance Sheet Data
(in thousands, except share amount)

	March 31, 2022, unaudited	December 31, 2021
Assets
Cash and cash equivalents	$ 140,838	$ 161,405
Other assets	27,366	26,702
Total assets	$ 168,204	$ 188,107
Liabilities and Stockholders' Equity
Total liabilities	$ 22,510	$ 27,329
Total stockholders' equity	145,694	160,778
Total liabilities and stockholders' equity	$ 168,204	$ 188,107

Common stock outstanding as of March 31, 2022	24,031,219